UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K/A

Amendment No. 1

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 17, 2007

PMC-Sierra, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-19084	94-2925073
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3975 Freedom Circle

Santa Clara, CA 95054

(Address of principal executive offices, including zip code)

(408) 239-8000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

This Amendment (the “Amendment”) amends the Current Report on Form 8-K of PMC-Sierra, Inc. (the “Company”) originally filed on October 18, 2007 (the “Original Filing”). The Company is filing this Amendment to amend and restate Items 1.01 and 5.02(e) to disclose the terms of a transition and release agreement referenced in the Original Filing, as well as to disclose an amended and restated executive employment agreement with Robert L. Bailey, and include such agreements in Item 9.01(d). The remainder of the Original Filing is unchanged and is not reproduced in this Amendment.

Item 1.01.	Entry into a Material Definitive Agreement

Item 5.02(e) below is incorporated herein by reference in its entirety.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)

In connection with Robert L. Bailey’s announcement of his intention to retire from the positions of President and Chief Executive Officer of the Company effective upon the appointment of his replacement, the Company and Mr. Bailey entered into a Transition Agreement and Release on October 17, 2007 that became effective on October 25, 2007 (the “Transition Agreement”). The principal terms of the Transition Agreement are as follows:

•	There will be no changes to Mr. Bailey’s current compensation while he remains CEO of the Company;

•	If Mr. Bailey’s resignation becomes effective during a partial quarter, he will receive his salary for the full quarter;

•	For any six-month period ended June 30 or December 31 in which Mr. Bailey holds the CEO title, he will be paid his full short term incentive plan bonus for the entire six-month period;

•

While Mr. Bailey continues to serve as an employee or a Director, Mr. Bailey and his dependents will continue to receive health and welfare coverage the cost of which will be proportionately shared at the then-current contribution levels; and

•

Once Mr. Bailey is no longer providing services to the Company as an employee or a Director (the “Separation Date”), he will receive: (i) acceleration of vesting by two years of all unvested options held by Mr. Bailey as of September 30, 2007; (ii) the right to exercise his options for a period of twelve months following the Separation Date or the remaining term of the option, whichever is shorter; and (iii) health and welfare benefit coverage for himself and his dependents at his own cost for (A) a period beginning on the Separation Date that is equal to Mr. Bailey’s term of service as an employee or (B) when he and his dependents are accepted for coverage under another employer’s comparable plans, whichever is shorter, but not beyond such time that Mr. Bailey becomes eligible for Medicare coverage.

The foregoing summary of the Transition Agreement does not purport to be complete and is qualified in its entirety by reference to the Transition Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference in its entirety.

In addition, the Company and Mr. Bailey entered into an Amended and Restated Executive Employment Agreement effective as of October 16, 2007 (the “Change of Control Agreement”) which amends and restates the Executive Employment Agreement entered into by and between the Company and Mr. Bailey on September 27, 1999 (the “Original Agreement”) which specified compensation that would be payable to Mr. Bailey as a result of a termination without cause in connection with a change of control of the Company. The Company identified the Original Agreement as a deferred compensation arrangement that required updating to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). In addition to making changes deemed necessary to comply with Section 409A, the Change of Control Agreement reflects other non-material modifications and clarifications. Among these clarifications was a restatement of Section 2 of the Original Agreement to provide for the automatic and accelerated payment of compensation due if Mr. Bailey should still be employed by the Company upon the first anniversary of a change of control. This accelerated compensation is the same compensation Mr. Bailey would receive if Mr. Bailey were to be constructively or actually terminated in connection with the change of control, which compensation is described in the Company’s Proxy Statement filed with the Securities and Exchange Commission on March 22, 2007 on Form DEF 14A at pages 31-32. Payment of this accelerated compensation will discharge the Company’s obligation to pay severance benefits under the Change of Control Agreement pursuant to the change of control that triggered the accelerated compensation payment.

The foregoing summary of the Change in Control Agreement does not purport to be complete and is qualified in its entirety by reference to the Change in Control Agreement, a copy of which is attached hereto as Exhibit 10.2 and is incorporated herein by reference in its entirety.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description

10.1	Transition Agreement and Release by and between PMC-Sierra, Inc. and Robert L. Bailey, effective October 25, 2007

10.2	Amended and Restated Executive Employment Agreement by and between PMC-Sierra, Inc. and Robert L. Bailey, effective October 16, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PMC-Sierra, Inc.

By:	/S/ MICHAEL W. ZELLNER
Michael W. Zellner
Vice President
Chief Financial Officer

Date: October 31, 2007

EXHIBIT INDEX

Exhibit No.	Description

10.1	Transition Agreement and Release by and between PMC-Sierra, Inc. and Robert L. Bailey, effective October 25, 2007

10.2	Amended and Restated Executive Employment Agreement by and between PMC-Sierra, Inc. and Robert L. Bailey, effective October 16, 2007